EXHIBIT 99.1

HCW Biologics Enters into $4.0 Million Warrant Inducement Priced At-the-Market Under Nasdaq Rules

MIRAMAR, Fla., Nov. 19, 2025 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (“HCWB” or the “Company”) (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing innovative immunotherapies to extend health span by targeting the link between chronic inflammation and disease, today announced it has entered into a warrant inducement agreement with an investor (“Investor”) for the immediate exercise of certain outstanding warrants that the Company issued on November 20, 2024 (the “November 2024 Warrants”) and May 15, 2025 (the “May 2025 Warrants”), respectively. Pursuant to a warrant inducement agreement, the Investor has agreed to a reduced exercise price of the outstanding November 2024 Warrants and May 2025 Warrants to an amended exercise price of $2.66, and to exercise the outstanding November 2024 Warrants to purchase an aggregate of 167,925 shares of the Company’s common stock and the outstanding May 2025 Warrants to purchase an aggregate of 1,342,280 shares of the Company’s common stock, at the amended exercise price of $2.66. The gross proceeds from the exercise of the warrants are expected to be approximately $4.0 million, prior to deducting financial advisory fees and estimated offering expenses.

Maxim Group LLC is acting as the exclusive Financial Advisor for the transaction.

In consideration for the immediate exercise of the existing warrants, the Company also agreed to issue to the investor unregistered warrants to purchase an aggregate of 3,020,410 shares of the Company’s common stock with an exercise price of $2.41 per share (the “New Warrants”). The New Warrants will be immediately exercisable and will expire on the five and one-half year anniversary of the original issuance date. The Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares of common stock issuable upon exercise of the New Warrants.

The closing of the warrant exercise transactions is expected to occur on or about November 20, 2025, subject to satisfaction of customary closing conditions.

The New Warrants described above are being offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HCW Biologics

HCW Biologics Inc. (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing proprietary immunotherapies to treat diseases promoted by chronic inflammation, especially age-related and senescence-associated diseases. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of cancer and many other diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and potentially extend longevity. Chronic inflammation, including inflammaging, is believed to be a significant contributing factor to senescence-associated diseases and conditions that diminish health span, including many types of cancer, autoimmune diseases, and neurodegenerative diseases, as well as many indications that impact quality-of-life that are not life-threatening. The Company’s lead product candidate, HCW9302, was developed using the Company’s legacy TOBI™ (Tissue factOr-Based fusIon) platform. The Company has created another drug discovery technology, the TRBC platform, which is not based on Tissue Factor. The TRBC platform has the capability to construct immunotherapeutics that not only activate and target immune responses but are also equipped with receptors that specifically target cancerous or infected cells. This platform is a versatile scaffold that enables the creation of multiple classes of immunotherapeutic compounds: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors; Class III: Multi-Specific Targeting Fusions and Enhanced Immune Cell Engagers. These novel immunotherapeutics are being developed for treatment of a wide range of disease indications, including oncology, autoimmune diseases, and improving quality of life conditions. The Company has constructed over 50 molecules using the TRBC platform. HCW9302 is the lead product candidate for the Company’s clinical development program for autoimmune diseases and other proinflammatory conditions. The Company has dosed the first patient in a Company-sponsored, multi-center Phase 1 clinical trial to evaluate HCW9302 in an autoimmune disease (NCT07049328). The IND-enabling process is underway for three TRBC-based molecules which were selected as the lead product candidates for other clinical development programs in cancer and age-related diseases based on promising preclinical data. The Company has two licensing programs in which it has licensed exclusive rights for some of its proprietary molecules.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the statements on the closing of the offering and the satisfaction of closing conditions and use of proceeds in the offering, statements on time of filing a registration statement covering the resale of the shares of common stock issuable upon exercise of the new warrants, the Company’s ability to develop new immunotherapeutic treatments for non-oncology or oncology indications; the capabilities of the Company’s new platform and the effectiveness of new fusion proteins developed using the new platform. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025, the latest Form 10-Q filed with the SEC on November 14, 2025 and in other filings filed from time to time with the SEC.

Company Contact:

Rebecca Byam

Chief Financial Officer

HCW Biologics Inc.

RebeccaByam@HCWBiologics.com